As filed with the Securities and Exchange Commission on June 17, 2008
Reg. No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XELR8 Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	84-1575085
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification No.)

480 S. Holly Street
Denver, Colorado 80246
(303) 316-8577
(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

2006 DISTRIBUTOR OPTION PLAN
(Full title of plan)

John D. Pougnet
Chief Executive Officer
XELR8 Holdings, Inc.
480 S. Holly Street
Denver, Colorado 80246
(303) 316-8577
(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:
Gary A. Agron
Law Office of Gary A. Agron
5445 DTC Parkway, Suite 520,
Greenwood Village, Colorado 80111
(303) 770-7254

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Proposed Maximum Registration Fee
Common Stock (no par value)	1,500,000 (1)	$1.06 (2)	$1,950,000	$62.49
____________________
(1)
This Registration Statement also covers any additional common shares which become issuable under the Registrant’s 2006 Distributor Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding common shares of the Registrant.

(2)
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the closing price per share on the American Stock Exchange of the Registrant’s common stock as of June 13, 2008.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the resale prospectus which follows. The resale prospectus together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the Section 10(a) prospectus.

RESALE PROSPECTUS

The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant’s 2006 Distributor Option Plan by officers or directors of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

RESALE PROSPECTUS

1,500,000 SHARES OF
COMMON STOCK

XELR8 HOLDINGS, INC.

2006 DISTRIBUTOR OPTION PLAN

You should read this prospectus carefully before investing. We are offering on behalf of certain of our consultants and independent distributors up to 1,500,000 shares of our $.001 par value common stock purchasable by such independent distributors and consultants pursuant to common stock options granted under our Plan. As of this date 223,500 options issued under the Plan are outstanding.

This prospectus will be used by our non-affiliates as well as persons who are “affiliates” to resell the shares. We will not receive any part of the proceeds of such sales although we will receive the exercise price for the stock options. Please see “Selling Stockholders” for a list of our affiliates who may offer their shares for sale. We refer to these individuals as “selling stockholders.”

The selling stockholders may offer their common stock through public or private transactions, at prevailing market prices or at privately negotiated prices. These future market prices are not currently known.

Our common stock is quoted on the American Stock Exchange under the symbol “BZI.” On June 13, 2008, the closing price for the common stock on the Exchange was $1.06 per share.

See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representation regarding the securities we are offering and investors should not rely on any such information. The information provided in the prospectus is as of this date only.

The date of this prospectus is June 17, 2008.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith we file reports and other information with the Securities and Exchange Commission. Reports and other information which we file can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, NE, Washington, DC 20549 at prescribed rates. Our common stock is traded on the American Stock Exchange under the symbol “BZI.” Reports, proxy and information statements may also be inspected at the Commission’s Web site at www.sec.gov.

We furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our Board of Directors.

You may also want to refer to our Web site at XELR8.com. Our Web site is not a part of this prospectus.

INCORPORATION BY REFERENCE

Certain documents have been incorporated by reference into this prospectus, either in whole or in part, including but not limited to an Annual Report on Form 10-KSB for the year ended December 31, 2007, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, September 30, 2007, and June 30, 2007, and any Current Reports on Form 8-K filed after March 31, 2008, including the current report on 8-K dated May 15, 2008. We will provide without charge (1) to each person to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (2) documents and information required to be delivered to directors pursuant to Rule 428(b). Requests for any information shall be addressed to us at 480 South Holly Street, Denver, Colorado 80246, telephone (303) 316-8577.

ABOUT US

We develop, sell, market and distribute nutritional supplement products primarily through a direct sales or network marketing system in which independent distributors sell our products, as well as purchase them for their own personal use. We also sell our products directly to professional and Olympic athletes and to professional sports teams.

      We formulated our original “legacy” products in 2000 and 2001 for sale to professional and Olympic athletes. We launched our sales and marketing programs to the general public in early 2002 through our internal sales force targeting specialty retail stores, health clubs and personal trainers. During 2003, we refocused our marketing and sales strategy on direct selling through independent distributors. We believe, based upon our sales experience in 2001 and 2002, our products can be more effectively sold through the face-to-face sales method afforded by direct selling. During 2005, we formulated a new line of products that would have a wider appeal to the general public, as they were more functional foods than nutritional supplements, and began marketing them through our existing independent distributors in the latter part of 2005.  In conjunction with this, we rebranded the network marketing company and all the products with the name of XELR8. During 2006 we formulated a new product, Bazi™, a liquid dietary supplement. In January 2007 we introduced this product to our network of independent distributors and athlete endorsers. In late 2007 we decided to change the sales focus of our independent distributors from multiple products to a single product, Bazi™, and announced this to our sales force in February 2008.

      We distribute and sell our products through a network marketing system, a form of direct selling, using independent distributors (“Distributors”). We also sell sales and marketing tools designed to assist our distributors in growing their business and selling our products. Distributors not only purchase our products for their own consumption, but are encouraged to build and manage their own sales group by recruiting, managing and training others to sell our products. Distributors are compensated on sales generated by their group or downline organization.  We also sell our products directly to “Preferred” or “Direct” customers, who purchase our products for personal consumption, and are not permitted to resell or distribute the products.

      A key part of our marketing strategy, in conjunction with our direct sales program, is the endorsement of our products by sports celebrities.

We maintain our principal executive offices at 480 South Holly Street, Denver, Colorado 80246, and our telephone number is (303) 316-8577. Our website is located at http://www.XELR8.com. The information on our website does not constitute a part of this prospectus.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

We have a history of operating losses and a significant accumulated deficit, and we may never achieve profitability.

We have not been profitable since inception in 2001. We had net losses for the three months ending March 31, 2008 of $749,362 and $3,241,730 for the year ending December 31, 2007. At March 31, 2008, we had an accumulated deficit of $ 21,241,373. We may never achieve or maintain profitability. Our ability to achieve and maintain a profit is dependent upon our attracting and retaining a large base of independent distributors who generate our sales.

We may need to raise additional funds to fund operations which cannot be assured and would result in dilution to the existing shareholders.

To date, our operating funds have been provided primarily from sales of our common stock ($15,413,421), and by loans from our founder and by various stockholders ($3,989,209), through December 31, 2007, and to a lesser degree, cash flow provided by sales of our products. We used $215,700 of cash for operations in the three months ended March 31, 2008, compared to $176,519 of cash for operations in the three months ended March 31, 2007 and $1,178,996 of cash for operations in the year ended December 31, 2007. If our business operations do not result in increased product sales, our business viability, financial position, results of operations and cash flows will likely be adversely affected. Further, if we are not successful in achieving profitability, additional capital will be required to conduct ongoing operations. We cannot predict the terms upon which we could raise such capital or if any capital would be available at all, and what dilution will be caused to the existing shareholders.

Our limited operating history and recent change in marketing strategy make it difficult to evaluate our prospects.

We have a limited operating history on which to evaluate our business and prospects. Our current flagship product, Bazi™ was formulated in 2006 and introduced to the public for sale in January 2007. Our other, legacy products were formulated from 2000 through 2005, and we began selling these products to the general public in early 2002 through 2005, with limited market success. In late 2003, we began to refocus our sales and marketing efforts on direct sales of products through our network of independent distributors. In 2005, we rebranded the network marketing company and launched new products. In February 2008, we decided to change our sales focus from multiple products, to a single product focus on Bazi™, our liquid dietary supplement drink. There is no assurance that we will achieve significant sales as a result of us focusing our sales efforts on this single product.

We also may not be successful in addressing our operating challenges such as establishing a viable network of independent distributors, developing brand awareness and expanding our market presence. Our prospects for profitability must be considered in light of our evolving business model. These factors make it difficult to assess our prospects.

Our failure to recruit, maintain and motivate a large base of productive independent distributors could limit our ability to generate revenues.

To increase revenue, we must increase the sales and recruiting productivity of our independent distributors. We cannot assure you that we will be successful in recruiting and retaining productive independent distributors, particularly since direct sales organizations usually experience high turnover rates of independent distributors. Our independent distributors can terminate their relationships with us at any time. The distributors also typically work on a part-time basis and may engage in other business activities, which may reduce their efforts for us.

In recruiting and keeping independent distributors, we will be subject to significant competition from other direct sales organizations, both inside and outside our industry. Our ability to attract and retain independent distributors will be dependent on the attractiveness of our compensation plan, our product mix, and the support we offer to our independent distributors. Adverse publicity concerning direct sales marketing and public perception of direct selling businesses generally could negatively affect our ability to attract, motivate and retain independent distributors.

Based on our knowledge of the direct selling industry, we anticipate that our independent distributor organization will be headed by a relatively small number of key independent distributors who together with their downline network will be responsible for a disproportionate amount of revenues. We believe this structure is typical in the direct selling industry, as sales leaders emerge in these organizations, and it is the current situation with us. The loss of a key independent distributor will adversely affect our revenues and could adversely affect our ability to attract other independent distributors, especially if an independent distributor takes other independent distributors of ours to a competitor or to any other organization.

We are dependent on the level of effort that our independent distributors make in selling our products and we do not have control over their methods of marketing our products.

We are dependent on our non-employee, independent distributors to market and sell our products. Our independent distributors purchase products from us for their own personal use and to use in marketing their business. Additionally, we have a large number independent distributors in relation to the small number of corporate employees who are responsible for providing motivational support and recognition to these independent distributors. We also, typically have a high turnover in the number of independent distributors who join our business each year, who require training and motivation from both their enrollers, key independent distributor leaders and corporate staff. We rely on this training and the policies and procedures included in the independent distributor agreement to ensure that each independent distributor is aware of laws concerning the making of certain claims regarding the products or income potential from the distribution on our products. We take what we believe to be reasonable efforts to monitor distributor activities to prevent misrepresentations, illegal acts or unethical behavior while they conduct their business activities. There can be no assurance, however, that our efforts to train, motivate, educate and govern their activities will be successful, and may result in lower recruiting and negative publicity and legal actions against us.

A change in the amount of compensation paid to our independent distributors could reduce our ability to recruit and retain them.

One of our significant expenses is the payment of compensation to our independent distributors. This compensation includes commissions, bonuses, awards and prizes. From the date we changed our sales method to direct sales through independent distributors, August 1, 2003, through December 31, 2007, compensation paid to our independent distributors represented 50% of our total revenues. We may change our independent distributor compensation plan in seeking to better manage these incentives, to monitor the amount of independent distributor compensation paid and to prevent independent distributor compensation from having a significant adverse effect on our revenues. Changes to our independent distributor compensation plan may make it difficult for us to recruit and retain qualified and motivated independent distributors. We do not have any current plans to change our distributor compensation plan. Further, as we expand into foreign markets in the future, the laws of those countries may force us to alter our compensation plan, which may cause a negative trend amongst our distributors and consequently sales.

We are not in a position to exert the same level of influence or control over our independent distributors as we could if they were our employees, and we may be subject to significant costs and reputation harm in the event our independent distributors violate any laws or regulations applicable to our operations.

Our independent distributors are independent contractors and, accordingly, we are not in a position to provide the same level of control and oversight as we would if independent distributors were our employees. While we have implemented independent distributor policies and procedures designed to govern independent distributor conduct and to protect our goodwill, there can be no assurance that our independent distributors will comply with our policies and procedures. Violations by our independent distributors of applicable law or of our policies and procedures dealing with customers could reflect negatively on our products and operations and harm our business reputation. To date, we have not experienced any significant problems affecting our products, operations or business reputation caused by distributor violations of our policies and procedures. Additionally, as we expand from our present to future markets, our marketing system could be found not to comply with these laws and regulations or may be prohibited. Failure to comply with current or future markets laws could have a material adverse effect on our business, financial condition, and results of operations.

In addition, extensive federal, state and local laws regulate our direct selling program. The Federal Trade Commission (“FTC”) or a court could hold us liable for the actions of our independent distributors. The FTC could also find us liable civilly for deceptive advertising if health benefit representations made by our independent distributors are not supported by competent and reliable scientific evidence. If any of these representations made by our independent distributors were deemed fraudulent, the FTC could refer the matter to the Department of Justice for criminal fraud prosecution. Also, the Food and Drug Administration (“FDA”) could seek to hold us civilly and criminally liable for misbranding, for adulteration, or for sale of an unapproved new drug if an independent distributor were to make false or misleading claims, sell a product past its shelf life, or represent that any of our products were intended for use in the cure, treatment, or prevention of a disease or health-related condition. While we train our independent distributors and attempt to monitor our independent distributors’ marketing claims and sales materials, we cannot ensure that all of these materials comply with applicable law.

Our direct selling program through independent distributors could be found not to be in compliance with current or newly adopted laws or regulations, which could subject us to increased costs and reduced distributor participation in sales efforts, and our revenues would decrease significantly.

Our direct marketing program could be found to violate laws or regulations applicable to direct selling marketing organizations. These laws and regulations generally are directed at preventing fraudulent or deceptive schemes, often referred to as “pyramid” or “chain sales” schemes, by ensuring that product sales ultimately are made to consumers and that advancement within an organization is based on sales of the organization’s products rather than investments in the organization or other non-retail sales-related criteria. The regulations concerning these types of marketing programs do not include “bright line” rules and are inherently fact-based. Thus, even in jurisdictions where we believe that our direct selling program is in full compliance with applicable laws or regulations governing direct selling programs, we are subject to the risk that these laws or regulations or the enforcement or interpretation of them by governmental agencies or courts can change. The failure of our direct selling program to comply with current or newly adopted laws or regulations could result in costs and fines to us and make our independent distributors reluctant to continue their sales efforts, which would reduce our revenues significantly.

We are also subject to the risk of private party challenges to the legality of our direct selling program. Direct selling programs of some other companies have been successfully challenged in the past. The challenges centered on whether the marketing programs of direct selling companies are investment contracts in violation of applicable securities laws and pyramid schemes in violation of applicable FTC rules and regulations. These challenges have caused direct selling companies to focus greater attention on generating product sales to non-participants or non-distributors. Direct selling companies have addressed these issues by promoting retail sales incentives, tying sales commissions more directly to retail sales and reclassifying those persons who enroll as distributors but do not make sales to other persons as retail customers. An adverse judicial determination with respect to our direct selling program, or in proceedings not involving us directly but which challenge the legality of direct selling systems, could have a material adverse effect on our sales efforts, leading to lower revenues. To date, we have not been subject to any adverse judicial determination with respect to our direct selling program.

On April 12, 2006, the Federal Trade Commission (“FTC”) proposed a new Business Opportunity Rule. Under the current Business Opportunity Rule (16 C.F.R. § 437), the Company does not meet the definition of a “Business Opportunity” and therefore is not subject to the rule. If the proposed Business Opportunity Rule is made final by the FTC as proposed, the Company (as well as all other network marketing companies) will fall within the definition of a Business Opportunity and will be required to comply with the requirements of the rule.

Following publication of the proposed rule, the FTC accepted comments from those who wished to make a submission. The comment and rebuttal periods have since closed. In addition to receiving thousands of comments in opposition to the proposed rule from direct selling companies and individuals engaged in direct selling, several members of Congress advised the FTC of their opposition to the proposed rule.  It is unknown when the FTC will issue a final version of the proposed rule. The rule, when made final, by the FTC may differ significantly from the proposed rule. If made final as it is currently proposed, the proposed rule would require, among other things, that that all network marketing companies, including the Company, to provide all prospective distributors with extensive disclosures at least seven days prior to enrolling as a distributor.

The Company or the sponsor of the prospective distributor will be required to disclose:

(a) Identifying Information: This includes the name, address and telephone number of the Company, the name of the sponsor of the prospective distributor, and the date on which the Disclosure Document is provided to the prospect;
(b) Earnings Claim Information: If the Company or the sponsor of the prospective distributor makes earnings claims to the prospective distributor in association with the opportunity, an Earnings Claim Statement must be provided. The Earnings Claim Statement must disclose (i) the beginning and ending dates when the represented earnings were achieved, (ii) the number and percentage of all distributors who achieved that level of earnings within such time period, (iii) any specific characteristics applicable to the person making the earnings claim that differ from the characteristics of the prospect (e.g., a different geographic location), and (iv) a statement that written substantiation for the earnings claim will be made available to the prospective distributor upon request;
(c) Legal Claims: If the Company, or any affiliate or prior business of the Company, or any of its’s officers, directors, managers or similar individuals have been the subject of any civil or criminal action involving misrepresentation, fraud, securities law violations, or unfair or deceptive practices in the ten years preceding the date of the Disclosure Document, the full caption of each such action must be disclosed;
(d) Refund Policy: The Company will be required to disclose the terms of its refund policy;
(e) Cancellation and Refund Requests: The Company will be required to disclose the total number of purchasers who have cancelled their business within the preceding two years;
(f) Reference List: The Company will be required to list the name, city, state, and telephone numbers of ten people who have enrolled as distributors within the three year period preceding the date of the Disclosure Document who are located nearest to the prospective distributor. Alternatively, the Company may disclose such information for all distributors. The Disclosure Document must also advise prospective distributors that if they become distributors, their personal contact information may be disclosed to future prospective distributors.

The impact of the proposed rule could be: (1) the advance seven day disclosure will cause a reduction in enrollments; (2) providing 10 references closest to an applicant will require a significant investment in advanced software systems; (3) the reference requirement creates a confidentiality problem, as it completely ignores distributors right to have their personal information maintained confidential; (4) the identity of our distributors is currently protected as trade secret information and such status will be compromised; and (5) the disclosure of legal claims within the specified categories applies to even those claims that were settled without admission of liability, and even applies to disclosure of claims in which the company prevailed on the claims. All of these could cause a significant decrease in the recruiting of independent distributors to the Company and consequently affect our ability to sell our products.

On March 18, 2008, the Federal Trade Commission (FTC) issued a revised Notice of Proposed Rulemaking on March 18, 2008, recommending significant revisions to the proposed Business Opportunity Rule that the FTC announced previously. The revised proposed Rule indicates that the FTC intends to exempt direct sellers from coverage of the Revised Proposed Business Opportunity Rule.  The FTC concluded major revisions to the initial Rule were necessary to “avoid broadly sweeping in sellers of multilevel marketing opportunities” and “that the proposed Rule is too blunt an instrument to cure fraud in the MLM industry.”  Rather, the FTC determined that it will continue to use the flexibility it has in existing law to enforce and address individual cases of fraud on a case-by-case basis.

In its comments and analysis announcing the revisions to the proposed rule, the FTC made extensive observations that may have as much significance as the revisions themselves. Specifically, the FTC comments and analysis address:

• The inapplicability of the Proposed Rule, as amended, to direct sellers;
• The difference between legitimate multilevel companies and pyramid schemes;
• The lack of a need for a specific anti-pyramid rule;
• The lack of evidence of prevalent deceptive practices in the “MLM [direct selling] industry”;
• The preference for a fact specific inquiry into the legitimacy of any one entity on a case-by-case basis rather than a broad rule; and
• The difficulties and undesirability of imposing a uniform earnings disclosure requirement across the direct selling industry.

In the proposed revision the FTC has set forth specific language redefining a “business opportunity”, and relies upon three aspects of the definition to effectively remove direct sellers from coverage.

•      First, the FTC limits coverage to those business relationships in which the prospective purchasers makes a required payment, but excludes from the definition those relationships in which the only required payment is for inventory at bona fide wholesale prices.

•      Second, the application of the Rule would no longer be triggered by virtue of an earnings claim being made, i.e. the mere representation by a company that an individual might make money will not trigger the rule.

•      Third, in order to be considered a “business opportunity” the company would have to offer “business assistance” to a prospect.  “Business Assistance” is defined as providing locations, outlets, accounts, or customers, or promising to buy back goods or services that an individual makes.

These provisions significantly narrow the scope of the initially proposed rule and reflect the FTC’s intent to remove direct sellers from coverage. While the FTC Business Opportunity rulemaking is not complete, it appears to be the intention of the FTC to remove direct sellers from the coverage of the revised Rule, it is still too early to evaluate the effect that the rule would have on the us and our distributors to attract and retain other distributors and customers .

We may be held responsible for taxes or assessments relating to the activities of our independent distributors resulting in greater costs to us.

We treat our independent distributors as independent contractors and do not pay employment taxes, like social security, or similar taxes in other countries with respect to compensation paid to them. In the event that an local regulatory authority in which our distributors operate deem the distributor to be an employee, we may be held responsible for a variety of obligations imposed on employers relating to their employees, including, but limited to, employment taxes (social security) and related taxes, plus any related assessments and penalties, which could significantly increase our operating costs.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints which can make compliance costly and subject us to enforcement actions by governmental agencies.

The formulation, manufacturing, packaging, labeling, holding, storage, distribution, advertising and sale of our products are affected by extensive laws, governmental regulations and policies, administrative determinations, court decisions and similar constraints at the federal, state and local levels, both within the United States and any country that we conduct business in. There can be no assurance that we or our independent distributors will be in compliance with all of these regulations. A failure by us or our distributors to comply with these laws and regulations could lead to governmental investigations, civil and criminal prosecutions, administrative hearings and court proceedings, civil and criminal penalties, injunctions against product sales or advertising, civil and criminal liability for the Company and/or its principals, bad publicity, and tort claims arising out of governmental or judicial findings of fact or conclusions of law adverse to the Company or its principals. In addition, the adoption of new regulations and policies or changes in the interpretations of existing regulations and policies may result in significant new compliance costs or discontinuation of product sales and may adversely affect the marketing of our products, resulting in decreases in revenues.

The U.S. Food and Drug Administration, the FDA, and other similar government agencies in other countries, regulate our products and our product labeling. Among other matters, the FDA and other foreign agencies regulate nutrient content and ingredient information, claims of the effect of a dietary supplement or dietary ingredient on a body structure or function, and claims of the effect of a dietary supplement or dietary ingredient on disease or risk of disease. The FDA and other foreign agencies can initiate civil and criminal proceedings against persons who make false or misleading claims on labels or in labeling, who engage in misbranding, who evidence an intent to sell their products for a therapeutic use not approved by the agency, who sell misbranded products, or who sell adulterated products. The FDA and other foreign agencies can also require the recall of all products that are misbranded or adulterated.

The U.S. Federal Trade Commission, the FTC and their counterpart agencies in other countries that we may operate in, have jurisdiction over our product advertising. These agencies can initiate civil proceedings for deceptive advertising and deceptive advertising practices. It can seek for companies to make payments to consumers or disgorgement of profits from the sale of any product held to have been deceptively advertised. These agencies or a court of law can require a company found liable to give notice of the availability of refunds in part or whole for the product purchase price for all products sold through use of advertising deemed deceptive.

State and local authorities may likewise bring enforcement actions for misbranding, adulteration, and deceptive advertising. Those actions may be pursued simultaneously with federal actions.

On August 25, 2007 the FDA adopted the final regulations for manufacturers of a standard originally proposed in March 2003 of the current Good Manufacturing Practices guidelines (“cGMPs”) for the manufacturing, packing, holding and distributing dietary ingredients and nutritional supplements. The new regulations will require nutritional supplements to be prepared, packaged, and held in compliance with strict rules, and will require quality control provisions that may mandate redundant testing of product ingredients at each separate stage of manufacture and are intended to ensure that products are accurately labeled and don’t contain adulterants and contaminants. While the rule allowed for medium and small manufacturers to have until 2009 and 2010, respectively, to comply with the cGMPs, most of our contract manufacturers did not qualify as small or medium. As a result, many of our contract manufacturers began following the proposed cGMPs or even pharmaceutical cGMPs well before the final rule was published. We expect to see an increase in our manufacturing costs as a result of the necessary increase in testing of raw ingredients and finished products and compliance with higher quality standards, although we are not certain of the amount of these costs. We expect that the cGMPs will increase our product costs by requiring our various contract manufacturers to expend additional capital and resources on quality control testing, new personnel, plant redesign, new equipment, facilities placement, recordkeeping and ingredient and product testing.

The FDA, other state and local regulatory authorities, and the Direct Selling Association, invite the public to complain if they experience any adverse effects from the consumption of nutritional supplements. These complaints may be made public. Regardless of whether complaints of this kind are substantiated or proven, public release of complaints of this type may have an adverse effect upon public perception of us, the quality of our products or the prudence of taking our products. Changes in consumer attitudes based on adverse event reports could adversely affect the potential market for and sales of our products and make it more difficult to recruit and retain independent distributors and obtain endorsers.

Our ability to grow sales is dependent on growing in our existing markets as well as expanding into new markets in other countries. As we expand into foreign markets, we will become subject to different political, cultural, exchange rate, economic, legal and operational risks. We may invest significant amounts in these expansions with little success.

We currently are focusing our marketing efforts on the United States and Canadian markets to grow the number of independent distributors and consequently our sales. We believe that our future growth will come from both the markets that we are currently operating in and other international markets. We do not have any history of international expansion, and there for have no assurance that any efforts will result in increased revenue. Additionally, we may need to overcome significant regulatory and legal barriers in order to sell our products and whether our distribution method will be accepted. These markets may require that we reformulate our product to comply with local customs and laws, however, there is no guarantee that the reformulated product will be approved for sale by these regulatory agencies or attract local distributors. These countries may not accept our current compensation plan for distributors which may result in an inability to attract and retain local distributors. International taxing laws may also prevent us from operating or repatriating profits from operations in these countries, and the complexity of transfer pricing laws could diminish the effective returns from investments in foreign countries. Many of our competitors already have significant international operations which could be an additional barrier for entry into a foreign market as the local population may be established in other compensation opportunities and similar products. We believe that success in foreign markets will be dependent on the integration of these markets in a seamless way into our current compensation plan and also the ability of our existing distributors to assist in building downline sales organizations.

We are dependent on a limited number of independent suppliers and manufacturers of our products, which may affect our ability to deliver our products in a timely manner. If we are not able to ensure timely product deliveries, potential distributors and customers may not order our products, and our revenues may decrease.

We rely entirely on a limited number of third parties to supply and manufacture our products. Our flagship product, Bazi™, is manufactured by Arizona Packaging and Production under the terms of a five year exclusive manufacturing agreement, which stipulates certain prices, quantities and delivery timelines. For our other legacy products, manufacturers produce these products on a purchase order basis only and can terminate their relationships with us at will. Our two other primary manufacturers are Valentine Industries, Inc. and GMP Laboratories of America, Inc.

These third party manufacturing parties may be unable to satisfy our supply requirements, manufacture our products on a timely basis, fill and ship our orders promptly, provide services at competitive costs or offer reliable products and services. The failure to meet of any of these critical needs would delay or reduce product shipment and adversely affect our revenues, as well as jeopardize our relationships with our independent distributors and customers. In the event any of our third party manufacturers were to become unable or unwilling to continue to provide us with products in required volumes and at suitable quality levels, we would be required to identify and obtain acceptable replacement manufacturing sources. There is no assurance that we would be able to obtain alternative manufacturing sources on a timely basis. Additionally, all our third party manufactures source the raw materials for our products, and if we were to use alternative manufacturers we may not be able to duplicate the exact taste and consistency profile of the product from the original manufacturer. An extended interruption in the supply of our products would result in decreased product sales and our revenues would likely decline. We believe that we can meet our current supply and manufacturing requirements with our current suppliers and manufacturers or with available substitute suppliers and manufacturers. Historically, we have not experienced any delays or disruptions to our business caused by difficulties in obtaining supplies.

We are dependent on our third party manufacturers to supply our products in the compositions we require, and we do not independently analyze our products. Any errors in our product manufacturing could result in product recalls, significant legal exposure, and reduced revenues and the loss of distributors.

While we require that our manufacturers verify the accuracy of the contents of our products, we do not have the expertise or personnel to monitor the production of products by these third parties. We rely exclusively, without independent verification, on certificates of analysis regarding product content provided by our third party suppliers and limited safety testing by them. We cannot be assured that these outside manufacturers will continue to supply products to us reliably in the compositions we require. Errors in the manufacture of our products could result in product recalls, significant legal exposure, adverse publicity, decreased revenues, and loss of distributors and endorsers.

We face significant competition from existing suppliers of products similar to ours. If we are not able to compete with these companies effectively, then we may not be profitable.

We face intense competition from numerous resellers, manufacturers and wholesalers of liquid nutritional supplements, energy drinks, protein shakes and nutritional supplements similar to ours, including other network marketing channels, retail, online and mail order providers. We consider the significant competing products in the U.S. market for our flagship product Bazi™ to be FreeLife International®, Xango® and Monavie® for a liquid nutrition drinks, and for our legacy products to be Myoplex® for protein drinks, Gatorade®, Powerade®, Acclerade®, and All Sport® for energy drinks, and that Nature’s Bounty, Inc. and General Nutrition Centers, Inc. are the significant producers of vitamins. Most of our competitors have longer operating histories, established brands in the marketplace, revenues significantly greater than ours, more capital and better access to capital than us. We expect that these competitors may use their resources to engage in various business activities that could result in reduced sales of our products. Companies with greater capital and research capabilities could re-formulate existing products or formulate new products that could gain wide marketplace acceptance, which could have a depressive effect on our future sales. In addition, aggressive advertising and promotion by our competitors may require us to compete by lowering prices because we do not have the resources to engage in marketing campaigns against these competitors, and the economic viability of our operations likely would be diminished.

Customers and distributors may not be able to distinguish our products by name from competitor’s products.

Due to the similarity of our company name to those of many of our competitor’s products may result in the loss of customers and distributors as well as impair the recruiting efforts of our independent distributors. This could result in the loss of repeat business as well as the inability to generate increased revenue and attract future independent distributors.

Adverse publicity associated with our products, ingredients or direct selling program, or those of similar companies, could adversely affect our sales and revenues.

Adverse publicity concerning any actual or purported failure of our Company or our independent distributors to comply with applicable laws and regulations regarding any aspect of our business could have an adverse effect on the public perception of our Company. This, in turn, could negatively affect our ability to obtain endorsers and attract, motivate and retain independent distributors, which would have a material adverse effect on our ability to generate sales and revenues.

Our independent distributors’ and customers’ perception of the safety and quality of our products as well as similar products distributed by others can be significantly influenced by national media attention, publicized scientific research or findings, product liability claims and other publicity concerning our products or similar products distributed by others. Adverse publicity, whether or not accurate, that associates consumption of our products or any similar products with illness or other adverse effects, will likely diminish the public’s perception of our products. Claims that any products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on the market demand for our products, including reducing our sales and revenues.

The results of new nutritional dietary supplement studies could be contrary to general industry knowledge on which the formulation and marketing of our products are based and could materially and adversely impact our product sales. The federal government, research institutes, universities and others regularly conduct research into the use, effectiveness and potential for adverse results from the use of nutritional dietary supplements. Even if adverse studies are subject to substantial criticism or not supported by accepted scientific methodology, publicity surrounding the reports of these studies may result in flat or decreased sales of our products. In the past few years, the effectiveness of, and potential for harm from, some of the leading herbal supplements, which contain ingredients not in our products, have come into question as a result of research studies. These negative study results and other negative publicity could adversely affect the potential market and sales of our products, as well as increase our product returns, resulting in increased expenses to us.

While we have not received any direct negative publicity, the publicized studies associating increased mortality rates with high dosages of Vitamin E has increased awareness of our consumers relating to the safety of the ingredients in our supplements. Additionally, in 2007 there was a study published regarding increased mortality rates in higher doses of antioxidants other than those from natural fruit, berry and vegetable sources which again increased awareness among our consumers relating to the safety of the ingredients in our products.

Nutritional supplement products may be supported by only limited conclusive clinical studies resulting in less market acceptance of these products and lower revenues or lower growth rates in revenues.

Our nutritional supplement products are made from vitamins, minerals, amino acids, herbs, botanicals, fruits, berries and other substances for which there is a long history of human consumption. However, there is little long-term experience with human consumption of certain product ingredients or combinations of ingredients in concentrated form. Although we believe all of our products fall within the generally known safe limits for daily doses of each ingredient contained within them, nutrition science is imperfect. Moreover, some people have peculiar sensitivities or reactions to nutrients commonly found in foods and may have similar sensitivities or reactions to nutrients contained in our products. Furthermore, nutrition science is subject to change based on new research. New scientific evidence may disprove the efficacy of our products or prove our products to have effects not previously known. We could be adversely affected in the event that our products should prove to be or if they are asserted to be ineffective or harmful to consumers, or if adverse effects are associated with a competitor’s similar products.

Our products may have higher prices than the products of most of our competitors, which may make it difficult for us to achieve significant revenues.

We may have difficulty in achieving market acceptance of our products because our products are among the highest priced in their categories due to the ingredients that we require in our products. While we believe that our products are superior to competing, lower priced products, consumers must be educated about our products. If we are unable to achieve market acceptance, we will have difficulty in achieving revenue growth, which would likely result in continuing operating losses.

The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Most of our products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations. In addition, interactions of these products with other products, prescription medicines and over-the-counter drugs have not been fully explored or understood and may have unintended consequences. While our third party manufacturers perform tests in connection with the formulations of our products, these tests are not designed to evaluate the inherent safety of our products.

Although we maintain product liability insurance, it may not be sufficient to cover product liability claims and such claims could have a material adverse effect on our business. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of our insurance coverage would harm us by adding further costs to our business and by diverting the attention of our senior management from the operation of our business. Even if we successfully defend a liability claim, the uninsured litigation costs and adverse publicity may be harmful to our business.

Any product liability claim may increase our costs, and adversely affect our revenues and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles, and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which if adversely determined could subject us to substantial monetary damages.

A slower growth rate in the nutritional supplement industry could lessen our sales and make it more difficult for us to achieve growth and become profitable.

According to the Nutrition Business Journal (NBJ) (July/August 2007), the $85-billion U.S. nutrition industry grew 10% in 2006, its highest annual growth since 1998. The more mature supplement segment topped $22.4 billion and 5% growth, and the other three major categories were in double digits. Functional foods posted $31.4 billion in sales and its highest growth since 2002 on a strong performance in beverages and niche categories. There have continued to be negative impacts of Echinacea, Ephedra on the supplement market and low-carb products affected minerals and liquid meal replacements. The negative tide of media is no longer putting problematic categories like ephedra or prohormones at stake, but foundation categories like E, C and even multivitamins and in 2007 antioxidants were subject to the same scrutiny. All these factors could have a negative impact on our sale growth.

New products may render our products obsolete and our sales may suffer.

The nutritional supplement market historically has been influenced by “fad” products that became popular due to changing consumer tastes and media attention. Our products may be rendered obsolete by changes in popular tastes as well as media attention on new products or adverse media attention on nutritional supplements, which could reduce our sales. It may be difficult for us to change our product line to adapt to changing tastes. In addition, other “fad” food regimens, such as low carbohydrate diets, may decrease the overall popularity and use of our products, as well as result in higher returns of our products, thereby increasing our expenses.

We may from time to time write off obsolete inventories resulting in higher expenses and consequently greater net losses.

Because we maintain high levels of inventories to meet the product needs of our independent distributors and customers, a change by us of our product mix could result in write downs of our inventories. During 2007 we decided to modify the sales efforts from multiple products to a single product focus on our flagship product Bazi™. As a consequence of this decision, we deemed the inventory of certain of the legacy products to be obsolete due to the low likelihood that we would sell these products before their expiration. Likewise, in 2006 we discontinued certain other legacy products and sales tools, and therefore we deemed the remaining inventory to be obsolete. As a result we incurred a write-down against inventory for the year ended December 31, 2007 of $189,403 and a charge against obsolete inventory of $123,511 in 2006. Write downs and charges of this type have historically increased our net losses, and if experienced in the future, will make it more difficult for us to achieve profitability.

Product returns in excess of our estimates could require us to incur significant additional expenses, which would make it difficult for us to achieve profitability.

We have established a reserve in our financial statements for product returns which is based upon our historical experience. Additionally, we only have limited sales experience with Bazi™ as the product was only introduced to the market in January 2007. If this reserve were to be inadequate, we may incur significant expenses for product returns. As we gain more operating experience, we may need to revise our reserves for product returns.

If we are not able to adequately protect our intellectual property, then we may not be able to compete effectively and we may not be profitable.

Our existing proprietary rights may not afford remedies and protections necessary to prevent infringement, reformulation, theft, misappropriation and other improper use of our products by competitors. We own the formulations contained in some our products. We consider these product formulations our critical proprietary property, which must be protected from competitors. We do not have any patents because we do not believe they are necessary to protect our proprietary rights. Although trade secret, trademark, copyright and patent laws generally provide such protection and we attempt to protect ourselves through contracts with manufacturers of our products, we may not be successful in enforcing our rights. In addition, enforcement of our proprietary rights may require lengthy and expensive litigation. We have attempted to protect some of the trade names and trademarks used for our products by registering them with the U.S. Patent and Trademark Office, but we must rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights do not provide the same remedies as are granted to federally registered trademarks and the rights of a common law trademark are limited to the geographic area in which the trademark is actually used. Our inability to protect our intellectual property could have a material adverse impact on our ability to compete and could make it difficult for us to achieve a profit.

If we were to lose one of our significant independent distributor leaders, there could be an adverse result on our sales.

Our current distribution model relies on the efforts of our independent distributors in buying our products and recruiting and retaining new independent distributors in their downline organization. Our successful independent distributor leaders have significant downline organizations that they personally train and communicate with, and consequently develop business relationships. The loss of one of these leaders could result in lower recruitment and the inability of us to retain the downline organization, which could result in a significant decrease in revenue and an increased cost for us to attract and retain new distributors for replace the distributors that left our company. The loss of a leader may be a result of our actions, like changes to the compensation plan or changing the products that we sell or as a result of factors that we have no control over, like business and economic conditions, public perception of network marketing, public perception of nutritional products, other competing network marketing companies or the results of ruling by regulatory bodies against us.

Interruptions to or failure of our information processing systems may disrupt our business and our sales may suffer.

We are dependent on our information processing systems to timely process customer orders, oversee and manage our distributor network and control our inventory, and for our distributors to communicate with their customers and distributors in their network. Since the initial purchase of our technology system in 2001 through December 31, 2007, we had spent $335,763 on technology system upgrades. We have experienced interruptions and may in the future experience interruptions to or failure of our information processing system; however, none of the interruptions to date have materially disrupted our business. Interruptions to or failure of our information processing systems may be costly to fix and may damage our relationships with our customers and distributors, and cause us to lose customers and distributors. If we are unable to fix problems with our information processing systems in a timely manner our sales may suffer.

Loss of key personnel could impair our ability to operate.

Our success also depends on hiring, retaining and integrating senior management and skilled employees, including John Pougnet, our Chief Executive Officer and Chief Financial Officer, Douglas Ridley, our President, Timothy Transtrum, our Vice President of Operations, John Hutchinson, Vice President of IT and Web, Sanjeev Javia, our Vice President of Product Development and Endorser Relations and Sanford D. Greenberg, our founder, in order to expand our business. Certain of our officers have employment agreements that have stipulated service terms. As with all personal service providers, our officers can terminate their relationship with us at will. Our inability to retain these individuals may result in our reduced ability to operate our business. We do not have key man life insurance on any of our executive officers.

Provisions in our articles of incorporation and bylaws may prevent a change in control of us which could limit the price that investors may be willing to pay for our securities.

Provisions contained in our articles of incorporation and bylaws could make it more difficult for a third party to acquire us or for our shareholders to change our management. These provisions:

• give our board of directors the right to set the number of directors between one and nine directors;

• permit the board of directors to fill vacancies resulting from an increase in the number of directors or the death or resignation of a board member;

• prohibit cumulative voting in the election of directors; and

•                  authorize our board of directors to issue shares of preferred stock in the future without shareholder approval and to determine the rights, preferences, privileges and restrictions of such preferred stock.

These provisions may limit the price that investors are willing to pay in the future for our securities.

The price of our securities could be subject to wide fluctuations and your investment could decline in value.

The market price of the securities of a company such as ours with little name recognition in the financial community and without significant revenues can be subject to wide price swings. For example, the bid price of our common stock has ranged from a high $16.25 to a low of $0.19 during the twenty quarters ended December 31, 2007. The market price of our securities may be subject to wide changes in response to quarterly variations in operating results, announcements of new products by us or our competitors, reports by securities analysts, volume trading, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of certain companies to meet market expectations. These broad market price swings, or any industry-specific market fluctuations, may adversely affect the market price of our securities.

Speculative traders may anticipate a decline in the market price of our securities and engage in short sales of our securities. Such short sales could further negatively affect the market price of our securities.

Companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a significant diversion of our management’s attention and resources.

We may issue preferred stock with rights senior to the common stock.

Our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock without shareholder approval and on terms established by our directors. We have no existing plans to issue shares of preferred stock. However, the rights and preferences of any such class or series of preferred stock would be established by our board of directors in its sole discretion and may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the common stock.

You should not rely on an investment in our common stock for the payment of cash dividends.

Because of our significant operating losses and because we intend to retain future profits, if any, to expand our business, we have never paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future. You should not make an investment in our securities if you require dividend income. Any return on investment in our common stock would only come from an increase in the market price of our stock, which is uncertain and unpredictable.

SELLING STOCKHOLDERS

This prospectus covers possible sales by our affiliates of shares they acquire through exercise of stock options (“options”) granted under our 2006 Distributor Option Plan, which we refer to as the “Plan.” To date there are no affiliates who currently own options under this plan.

We may amend or supplement this prospectus from time to time in the future to add or update or change the list of selling stockholders and shares that may be resold.

PLAN OF DISTRIBUTION

We have been advised by the selling stockholders that they intend to sell all or a portion of the shares offered from time to time on the American Stock Exchange and that sales will be made at prices quoted on the American Stock Exchange at the times of sale. The selling stockholders may also make private sales directly or through brokers who may act as agents or principals. Further, the selling stockholders may choose to dispose of their shares by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the selling stockholders and any participating brokers may be deemed to be underwriters within the meaning of the Securities Act of 1933.

Any broker-dealer participating as agent for the selling stockholders or for the purchasers may receive commissions. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above), in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with these resales may pay to or receive commissions from the purchasers.

We have advised the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may apply to sales in the market and has informed them of the possible need for delivery of copies of this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and, if any broker-dealers purchase shares as principal, any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Upon notification by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act of 1933, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which the shares were sold by the selling stockholders, the commissions paid or discounts or concessions allowed by the selling stockholders to such broker-dealer(s), and where applicable, that the broker-dealer(s) did not conduct any investigation to verify the information set forth in this resale prospectus.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 and 701 under the Securities Act may be resold under Rule 144 rather than pursuant to this prospectus. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be our “affiliate,” is entitled to sell within any three month period “restricted shares” beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in shares of common stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from us or our affiliate. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding us. A person who has not been our “affiliate” at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or the other requirements of Rule 144, provided that at least one year has elapsed since the shares were acquired from us or our affiliate. In general, under Rule 701 as currently in effect, any employee, consultant or advisor of us who purchases shares from us in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell these shares in reliance on Rule 144, but without compliance with the certain restrictions contained in Rule 144.

SEC POSITION REGARDING INDEMNIFICATION

Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in that Act and is therefore unenforceable.

DESCRIPTION OF THE PLAN

2006 Distributor Option Plan

         During March 2007, our stockholders approved our 2006 Distributor Option Plan (the “Plan”), a stock option plan for Independent Distributors who distribute the Company’s products. The aggregate number of shares of Common Stock that could be granted by us pursuant to the 2006 Plan could not exceed a maximum of 500,000 shares of Common Stock.

The purpose of the Distributor Option Plan is to enhance shareholder value and financial performance by using the options to attract, retain and motivate the company’s Independent Distributors and to encourage stock ownership by such individuals by providing them with a means to acquire interest in the company’s success through stock ownership. The Company would use the options as an additional incentive to attract network leaders to the company. Additionally, the ability of the Independent Distributors to participate in an Option Plan of the company could result in enhanced loyalty of the distributors to the Company in the long-term.

Options granted under the 2006 Distributor Option Plan will be nonqualified options, as defined under the Internal Revenue Code. The expiration date, maximum number of shares purchasable, vesting provisions and any other provisions of options granted under the 2006 Distributor Option Plan will be established at the time of grant. The 2006 Distributor Option Plan will be administrated by the Board of the Company. The term of the option will be three years unless that administrator designates a different term for a specific award, but no options may be granted for terms of greater than ten years. Options will vest and become exercisable in whole or in one or more installments at such time as may be determined by the plan administrator. The exercise price may not be less than the fair market value of the Common Stock on the date of grant.

On November 12, 2007 our shareholder approved an increase the number of shares available under the 2006 Distributor Option Plan to 1,500,000 common stock shares.

APPLICABLE SECURITIES LAW RESTRICTIONS

If the optionee is deemed to be an “affiliate” (as that term is defined under the Securities Act of 1933, as amended), the resale of the shares purchased upon exercise of options covered hereby will be subject to certain restrictions and requirements. Our legal counsel may be called upon to discuss these applicable restrictions and requirements with any optionee who may be deemed to be an affiliate, prior to exercising an option.

In addition to the requirements imposed by the Securities Act of 1933, the antifraud provisions of the Securities Exchange Act of 1934 and the rules thereunder (including Rule 10b-5) are applicable to any sale of shares acquired pursuant to options.

Up to 1,500,000 shares may be issued under the Plan. Common shares outstanding and those to be issued upon exercise of options are fully paid and non-assessable, and each share of stock is entitled to one vote at all shareholders’ meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is a shareholder of the Company. Shareholders do not have the right to cumulate their votes for the election of directors.

Our directors must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 and the rules thereunder upon the receipt or disposition of any options.

TAX CONSEQUENCES

Upon exercise of a non-qualified option, the optionee will be taxed, as ordinary income, on the difference between the exercise price of the option and the fair market value of the underlying shares on the date of exercise. The fair market value then becomes the optionee’s basis in the underlying shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed on for us by Gary A. Agron, 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111.

EXPERTS

Our financial statements for the years ended December 31, 2007 and 2006, were audited by Gordon, Hughes & Banks, LLP, an independent registered public accounting firm, as indicated in their report in our Annual Report on Form10-KSB, and are incorporated herein by reference.

PART I.  Information Required in the Section 10(a) Prospectus

Item 1.                 Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant’s 2006 Distributor Option Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                 Registrant Information, the 2006 Distributor Option Plan

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2006 Distributor Option Plan are available without charge by contacting:

John D. Pougnet, Chief Executive Officer
480 South Holly Street
Denver, Colorado 80246

PART II.  Information Required in the Registration Statement

Item 3.                 Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

(a)	The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2007.
(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007; September 30, 2007; and March 31, 2008.
(c)	Any Current Reports filed by the Registrant on Form 8-K filed with the SEC subsequent to March 31, 2008.

Item 4.                 Description of Securities

Not Applicable

Item 5.                 Interests of Named Experts and Counsel

None.

Item 6.                 Indemnification of Directors and Officers

The Registrant’s Articles of Incorporation, as amended (the “Articles”), provide that the liability of the Registrant’s directors for monetary damages for breach of fiduciary duty is eliminated to the fullest extent permitted by Colorado law and that the Registrant’s officers and directors shall be indemnified by the Registrant against any liability to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant’s Bylaws, as amended, provide that the Registrant shall indemnify the currently acting and former directors, officers, employees and agents of the Registrant or another corporation, partnership, joint venture, trust, association or other enterprise against reasonably incurred expenses, judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined that such person reasonably believed (i) in the case of conduct in his official capacity with the Registrant, that his conduct was in the Registrant’s best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the Registrant’s best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful.

Item 7.                 Exemption from Registration Claimed

None

Item 8.                      Exhibits

Number                 Exhibit
4.01	2006 Distributor Option Plan (1)
5.1	Opinion of Gary A. Agron
23.1	Consent of Gordon, Hughes and Banks, LLP, an independent registered public accounting firm
23.2	Consent of Gary A. Agron is contained in Exhibit 5.1
____________________
(1)	Incorporated by reference to the Registrant’s Definitive Proxy Statement dated September 4, 2007.

Item 9.                 Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on June 17, 2008.

XELR8 Holdings, Inc.

By:  /s/ John D. Pougnet
        John D. Pougnet
        Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on June 17, 2008.

Name	Title

/s/ John D. Pougnet John D. Pougnet	Chief Executive Officer and Director
/s/ John D. Pougnet John D. Pougnet	Chief Financial Officer (Principal Accounting Officer)
/s/ Douglas Ridley Douglas Ridley	President and Director

EXHIBIT INDEX

Number                 Exhibit
4.01	2006 Distributor Option Plan (1)
5.1	Opinion of Gary A. Agron
23.1	Consent of Gordon, Hughes and Banks, LLP, an independent registered public accounting firm
23.2	Consent of Gary A. Agron is contained in Exhibit 5.1
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(1)	Incorporated by reference to the Registrant’s Definitive Proxy Statement dated September 4, 2007.